Exhibit 3.1(i)
CERTIFICATE OF INCORPORATION
OF
BIGVAULT.COM, INC.
*****
FIRST: The name of the corporation is BigVault.com, Inc. (hereinafter called the “Corporation”).
SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The nature of the business and of the purposes to be conducted or promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares, all of which are $.001 par value each and all of which are of one class and are designated as Common Stock.
FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

L. J. Vitalo	c/o Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
SIXTH: The Corporation is to have perpetual existence.
SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
     To make, alter or repeal the by-laws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.
     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 13th day of April, 2000.

/s/ L. J. Vitalo
Incorporator